                                                                  Exhibit 21.1

                          Subsidiaries (as of 3/15/01)


1.   Sports & Orthopedic Physical Therapy, Inc., a Minnesota corporation

2. Fitness Centers of America, Inc. d/b/a Fitness Systems, a California corporation

3. The Preferred Companies, Inc. d/b/a Preferred Therapy Providers of America, an Arizona corporation

4.   Health Fitness Rehab, Inc., a Minnesota corporation

5.   Health Fitness Rehab of Iowa, Inc., an Iowa corporation

6.   Duffy and Associates Physical Therapy Corp., an Iowa corporation

7.   Medlink Management Services, Inc., an Iowa corporation

8.   Medlink Corporation, an Iowa corporation

9.   Midlands Physical Therapy, Inc., a Nebraska corporation

10.  Health Fitness Corporation of Canada, Inc., an Alberta corporation.